EXHIBIT 4.3

TRUST AGREEMENT

TRUST AGREEMENT, dated as of             , 20        , between AFS SenSub Corp. (the “Company”) and [Owner Trustee], a             , not in its individual capacity but solely as Owner Trustee (the “Owner Trustee”). The Company and the Owner Trustee hereby agree as follows:

1. The trust created hereby shall be known as GM Financial Consumer Automobile Receivables Trust 20__-_ (the “Trust”), in which name the Owner Trustee may conduct the business of the Trust, make and execute contracts, and sue and be sued.

2. The Company hereby assigns, transfers, conveys and sets over to the Owner Trustee the sum of $1.00. The Company acknowledges that such amount has been transferred to, and is being held by             as agent for the Trust in an account established by             on behalf of the Trust, which amount shall constitute the initial trust estate. The Owner Trustee hereby declares that it will hold the trust estate in trust for the Company. It is the intention of the parties hereto that the Trust created hereby constitute a statutory trust under Chapter 38 of Title 12 of the Delaware Code, 12 Del. C.§ 3801 et seq. and that this document constitute the governing instrument of the Trust. The Owner Trustee is hereby authorized and directed to execute and file a certificate of trust with the Delaware Secretary of State substantially in the form of Exhibit A attached hereto.

3. The Company and the Owner Trustee will enter into an Amended and Restated Trust Agreement, satisfactory to each such party, to provide for the contemplated operation of the Trust created hereby. Prior to the execution and delivery of such Amended and Restated Trust Agreement, the Owner Trustee shall not have any duty or obligation hereunder or with respect to the trust estate, except as otherwise required by applicable law or as may be necessary to obtain prior to such execution and delivery any licenses, consents or approvals required by applicable law or otherwise (as directed in writing by the Company).

4. This Trust Agreement may be executed in one or more counterparts.

5. The Owner Trustee may resign upon thirty (30) days prior notice to the Company.

IN WITNESS WHEREOF, the parties hereto have caused this Trust Agreement to be duly executed by their respective officers hereunto duly authorized, as of the day and year first above written.

AFS SENSUB CORP.

By:
Name:
Title:

[OWNER TRUSTEE], as Owner Trustee

By:
Name:
Title:

2

Exhibit A

CERTIFICATE OF TRUST

OF

GM FINANCIAL CONSUMER AUTOMOBILE RECEIVABLES TRUST 20__-_

THIS Certificate of Trust of GM FINANCIAL CONSUMER AUTOMOBILE RECEIVABLES TRUST 20__-_ (the “Trust”) is being duly executed and filed on behalf of the Trust by the undersigned, as trustee, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq.) (the “Act”).

1. Name. The name of the statutory trust formed by this Certificate of Trust is GM Financial Consumer Automobile Receivables Trust 20__-_.

2. Delaware Trustee. The name and business address of the trustee of the Trust in the State of Delaware is [Owner Trustee], [Address].

3. Effective Date. This Certificate of Trust shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Trust in accordance with Section 38ll(a)(l) of the Act.

[OWNER TRUSTEE], not in its individual capacity but solely as trustee of the Trust

By:
Name: Title: